Exhibit 99.1
DIGI INTERNATIONAL REPORTS FIRST FISCAL QUARTER 2011 RESULTS
MINNEAPOLIS, MN — January 19, 2011 — Digi International® Inc. (NASDAQ: DGII, www.digi.com) reported revenue of $48.3 million for the first fiscal quarter of 2011, compared with $43.0 million for the first fiscal quarter of 2010, representing an increase of $5.3 million, or 12.5%. Net income was $2.3 million, or $0.09 per diluted share in the first fiscal quarter of 2011 compared to $1.2 million, or $0.05 per diluted share in the year ago comparable quarter. These results for the first fiscal quarter of 2011 were impacted by favorable tax adjustments of $0.02 per diluted share that are described elsewhere in this earnings release. Street consensus estimates for the first fiscal quarter of 2011 included revenue of $47.6 million and earnings per diluted share of $0.08.
Business Results for the Three Months Ended December 31, 2010
Revenue from embedded products in the first fiscal quarter of 2011 was $21.1 million compared to $18.1 million in the first fiscal quarter of 2010, an increase of $3.0 million, or 16.8%. Revenue from non-embedded products was $27.2 million in the first fiscal quarter of 2011 compared to $24.9 million in the first fiscal quarter of 2010, an increase of $2.3 million, or 9.3%.
Revenue in North America was $27.7 million in the first fiscal quarter of 2011 compared to $25.5 million in the first fiscal quarter of 2010, an increase of $2.2 million, or 8.7%. Revenue in Europe was $12.7 million in the first fiscal quarter of 2011 compared to $11.0 million in the comparable quarter a year ago, an increase of $1.7 million, or 15.0%. Revenue in the Asia region was $6.1 million in the first fiscal quarter of 2011 compared to $5.4 million in the first fiscal quarter of 2010, an increase of $0.7 million, or 15.1%. Latin American revenue was $1.8 million in the first fiscal quarter of 2011 compared to $1.1 million in the comparable quarter a year ago, an increase of $0.7 million, or 62.6%.
“2011 has started as a year of continued profitability and top-line growth,” said Joe Dunsmore, Digi’s Chief Executive Officer. “The first fiscal quarter of 2011 marked Digi’s thirty-second consecutive quarter of profitability. We continued to show solid growth momentum in our wireless product lines and thus we believe we are in a very strong market position for the remainder of the fiscal year. We are considerably strengthened in these efforts by the addition of our new Senior Vice President and Chief Financial Officer, Steven E. Snyder, to our management team. We are benefiting from his industry experience and strategic judgment as we go forward.”
Gross profit was $24.7 million in the first fiscal quarter of 2011 compared to $21.7 million in the same period in the prior year. The gross margin was 51.0% in the first fiscal quarter of 2011 compared to 50.5% in the first

Digi International Reports First Fiscal Quarter 2011 Results
fiscal quarter of 2010. The gross margin was higher in the first fiscal quarter of 2011 than in the comparable period a year ago primarily due to customer mix, as well as product cost reductions and manufacturing efficiencies.
Total operating expenses in the first fiscal quarter of 2011 were $22.0 million, or 45.5% of revenue, compared to $19.9 million, or 46.2% of revenue, in the first fiscal quarter of 2010. The increase in operating expenses in the first fiscal quarter of 2011 compared to the same quarter in the prior year is primarily due to increased investment in the iDigi® platform, increased headcount, and the reinstatement of the full incentive compensation program that had only partially been reinstated in the prior fiscal year.
Digi reported operating income of $2.7 million, or 5.5% of net sales, in the first fiscal quarter of 2011 compared to $1.8 million, or 4.3% of net sales, in the first fiscal quarter of 2010.
Net income was $2.3 million in the first fiscal quarter of 2011, or $0.09 per diluted share, compared to $1.2 million, or $0.05 per diluted share, in the first fiscal quarter of 2010. Earnings per diluted share for the first fiscal quarter of 2011 included a discrete tax benefit of $0.6 million, or $0.02 per diluted share, resulting from the reversal of tax reserves for various jurisdictions’ tax matters, as well as a discrete benefit resulting from the enactment of legislation extending the research and development credit that allowed Digi to record tax credits earned during the last three quarters of fiscal 2010 in the first quarter of fiscal 2011. Please refer to the table reconciling net income and net income per diluted share to non-GAAP net income and net income per diluted share that is provided later in this earnings release.
Digi’s cash and cash equivalents and marketable securities balance was $91.6 million at December 31, 2010, an increase of $4.0 million over the cash and cash equivalents and marketable securities balance at September 30, 2010. Please refer to the Condensed Consolidated Statements of Cash Flows that are included in this earnings release for additional cash flow details. At December 31, 2010, Digi’s current ratio was 6.5 to 1 compared to 6.7 to 1 at September 30, 2010.

Digi International Reports First Fiscal Quarter 2011 Results
First Fiscal Quarter 2011 Business Highlights:
Smart Grid Related Announcements
•	Building on Digi’s Smart Grid position and a strong partnership with Itron, Digi expanded its Digi X-Grid™ Solution to Itron ERT-enabled homes. Itron ERTs are widely deployed meters in the United States used by many electric, gas, and water utilities. With the Digi X-Grid Solution, Itron ERT meters can now connect instantly to the Smart Grid without requiring a new meter. With easy online and near real-time access to gas, water, and electric metering data, utilities can have expanded customer engagement opportunities to drive energy efficiency programs. The Digi X-Grid™ solution is an “Extended Grid” that allows utilities to inform, empower and engage customers through real-time, IP-based monitoring and control of energy devices that exist beyond the electric meter.

•	In a related release, Digi announced an expanded partnership with Comverge. Comverge is now using the Digi X-Grid™ solution to integrate Itron ERT meters into its Intelligent Energy Management platform.
iDigi®-linked Product Announcements
•	Digi introduced the ConnectPort X3, a low-cost, programmable cellular gateway for monitoring and tracking remote assets and the Connectport X3H, a ruggedized version for harsh environments. The ConnectPort X3 family is integrated with the iDigi® Platform, a cloud-computing service that makes it easy to remotely manage devices and integrate device information into a company’s back-end systems and M2M applications.

•	Digi partnered with Sprint to provide the industry’s first commercial-grade integrated 4G routers to power machine-to-machine (M2M) solutions. The new Digi Connect® WAN 4G and ConnectPort® X4 4G routers provide high-speed connectivity to remote sites and devices.

•	Digi announced the launch of the first system-on-module with Global 3G cellular connectivity featuring Qualcomm Gobi™ technology. The new ConnectCore 3G™ allows OEMs to develop devices that can connect virtually anywhere in the world without changing hardware.
Other Key Wireless Announcements
•	Digi introduced the Digi m130™, an embedded module that allows OEMs to enable their products with GSM/GPRS, global positioning system (GPS) and ORBCOMM satellite connectivity in a single solution. Ideal for fleet management and asset-tracking applications, the compact Digi m130 enables remote connectivity to mobile assets via cellular or satellite networks and is the fastest way for device manufacturers to add cellular, GPS and satellite in one design.

Digi International Reports First Fiscal Quarter 2011 Results
Reconciliation Table:
Reconciliation of Net Income and Net Income per Diluted Share
to Non-GAAP Net Income and Net Income per Diluted Share

	Three months ended December 31,
(In thousands, except per share amounts)	2010		2009
Net income and net income per common share, diluted	$2,316	$0.09	$1,199	$0.05

Discrete tax benefits for reversal of tax reserves for closure of various jurisdictions’ tax matters and for extended research and development tax credit recorded in the first quarter of fiscal 2011	(575)	(0.02)	(58)	(0.00)

Net income and net income per diluted share, adjusted for discrete tax benefits (Non-GAAP basis)	$1,741	$0.07	$1,141	$0.05

Guidance
For the second fiscal quarter of fiscal 2011, Digi projects revenue in a range of $47.5 million to $50.5 million. Digi projects net income per diluted share in a range of $0.06 to $0.10. We are maintaining our previously announced annual guidance.
First Fiscal Quarter 2011 Conference Call Details
Digi invites all those interested in hearing management’s discussion of its quarter, on Wednesday, January 19, 2011 after market close at 5:00 p.m. EDT (4:00 p.m. CDT), to join the call by dialing (866) 700-5192 and entering passcode 49493943. International participants may access the call by dialing (617) 213-8833 and entering passcode 49493943. A replay will be available two hours after the completion of the call, and for one week following the call, by dialing (888) 286-8010 for domestic participants or (617) 801-6888 for international participants and entering access code 94230038 when prompted. Participants may also access a live webcast of the conference call through the investor relations section of Digi’s website, www.digi.com.
About Digi International
Digi International is making wireless M2M easy by developing reliable products and solutions to connect and securely manage local or remote electronic devices over the network or via the Web. Digi offers the highest levels of performance, flexibility and quality, and markets its products through a global network of distributors

Digi International Reports First Fiscal Quarter 2011 Results
and resellers, systems integrators and original equipment manufacturers (OEMs). For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444.
For more news and information on Digi International® Inc., please visit www.IRGnews.com/coi/DGII where you can find a fact sheet on the company, investor presentations, and more.
Forward-Looking Statements
This press release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which generally can be identified by the use of forward-looking terminology such as “anticipate,” “believe,” “target,” “estimate,” “may,” “will,” “expect,” “plan,” “project,” “should,” or “continue” or the negative thereof or other variations thereon or similar terminology. Such statements are based on information available to management as of the time of such statements and relate to, among other things, expectations of the business environment in which the Company operates, projections of future performance, perceived opportunities in the market and statements regarding the Company’s mission and vision. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the highly competitive market in which the Company operates, rapid changes in technologies that may displace products sold by the Company, declining prices of networking products, the Company’s reliance on distributors, delays in the Company’s product development efforts, uncertainty in consumer acceptance of the Company’s products, uncertainty in global economic conditions which could negatively affect product demand and the financial solvency of the Company’s customers and suppliers, the ability to achieve the anticipated benefits and synergies associated with acquisitions, and changes in the Company’s level of revenue or profitability. These and other risks, uncertainties and assumptions identified from time to time in the Company’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K for the year ended September 30, 2010 and its quarterly reports on Form 10-Q, could cause the Company’s future results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Many of such factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date for which they are made. The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
This release includes non-GAAP net income and net income per diluted share data. Management understands that there are material limitations on the use of non-GAAP measures. Non-GAAP measures are not substitutes for GAAP measures for the purpose of analyzing financial performance. The disclosure of these measures does not reflect all charges and gains that were actually recognized by the Company. These non-GAAP measures are not in accordance with, or an alternative for measures prepared in accordance with, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Digi believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Digi’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Digi’s results of operations in conjunction with the corresponding GAAP measures.
Digi believes that providing net income and net income per diluted share exclusive of discrete tax benefits permits investors to compare results with prior periods that did not include these items. Management uses the aforementioned non-GAAP measures to gain an understanding of the comparative operating performance of

Digi International Reports First Fiscal Quarter 2011 Results
the Company. In addition, shareholders in the Company have expressed an interest in seeing financial performance measures exclusive of the impact of decisions relating to taxes, which while important, are not central to the core operations of Digi’s business.
Investor Contacts:
Steve Snyder
Digi International
952-912-3637
Email: steve.snyder@digi.com
Erika Moran
The Investor Relations Group
212-825-3210
Email: The Investor Relations Group
For more information, visit Digi’s Web site at www.digi.com, or call 877-912-3444 (U.S.) or 952-912-3444 (International).

Digi International Reports First Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three months ended December 31,
	2010	2009
Net sales	$48,334	$42,968
Cost of sales (exclusive of amortization of purchased and core technology shown separately below)	22,820	20,163
Amortization of purchased and core technology	848	1,092

Gross profit	24,666	21,713

Operating expenses:
Sales and marketing	9,798	9,240
Research and development	7,808	6,486
General and administrative	3,703	3,442
Intangibles amortization	692	716

Total operating expenses	22,001	19,884

Operating income	2,665	1,829
Other income (expense):
Interest income, net	31	41
Other expense	(12)	(38)

Total other income, net	19	3

Income before income taxes	2,684	1,832
Income tax provision	368	633

Net income	$2,316	$1,199

Net income per common share, basic	$0.09	$0.05

Net income per common share, diluted	$0.09	$0.05

Weighted average common shares, basic	25,110	24,701

Weighted average common shares, diluted	25,445	24,979

Digi International Reports First Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31, 2010	September 30, 2010
ASSETS

Current assets:
Cash and cash equivalents	$64,206	$50,943
Marketable securities	27,392	36,634
Accounts receivable, net	23,177	24,090
Inventories	27,124	26,550
Other	5,914	5,485

Total current assets	147,813	143,702

Property, equipment and improvements, net	16,219	16,396
Identifiable intangible assets, net	18,187	19,851
Goodwill	85,752	86,210
Deferred tax assets	2,718	320
Other	478	486

Total assets	$271,167	$266,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$9,759	$7,449
Accrued compensation	4,866	5,850
Deferred payment on acquisition	2,940	2,914
Other	5,145	5,384

Total current liabilities	22,710	21,597

Deferred tax liabilities	1,196	1,457
Income taxes payable	2,312	2,838
Other noncurrent liabilities	437	517

Total liabilities	26,655	26,409

Total stockholders’ equity	244,512	240,556

Total liabilities and stockholders’ equity	$271,167	$266,965

Digi International Reports First Fiscal Quarter 2011 Results
Digi International Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended December 31,
	2010	2009
Operating activities:
Net income	$2,316	$1,199
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation of property, equipment and improvements	713	665
Amortization of identifiable intangible assets and other assets	1,697	1,944
Excess tax benefits from stock-based compensation	(59)	—
Stock-based compensation	871	998
Deferred income taxes	(2,606)	(249)
Other	401	(197)
Changes in operating assets and liabilities	1,415	(445)

Net cash provided by operating activities	4,748	3,915

Investing activities:
Purchase of marketable securities	(2,174)	(8,161)
Proceeds from maturities of marketable securities	11,409	519
Purchase of property, equipment, improvements and certain other intangible assets	(721)	(915)
Proceeds from sale of property and equipment	—	11

Net cash provided by (used in) investing activities	8,514	(8,546)

Financing activities:

Payments on capital lease obligations	—	(6)
Excess tax benefits from stock-based compensation	59	—
Proceeds from stock option plan transactions and other	443	—
Proceeds from employee stock purchase plan transactions	269	—

Net cash provided by (used in) financing activities	771	(6)

Effect of exchange rate changes on cash and cash equivalents	(770)	(344)

Net increase (decrease) in cash and cash equivalents	13,263	(4,981)
Cash and cash equivalents, beginning of period	50,943	48,434

Cash and cash equivalents, end of period	$64,206	$43,453